Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

The Effective Date of this Agreement is February 2, 2009, This Agreement is between Kinectrics Inc. ("Kinectrics") and W2 Energy Inc. (the "Company") (also referred to singularly "Party" or collectively "Parties"). This Agreement records the agreed terms and conditions pursuant to which Kinectrics will sell the Schedule A assets (the "Unit") to the Company.

THE UNIT:

1.
Upon receipt of the Deposit by Kinectrics, the Company shall insure the Unit and Kinectrics shall be named as an additional insured on such policy until such time as the Sale Price has been paid to Kinectrics in full. A certificate of such insurance shall be provided to Kinectrics prior to the release of the Unit from Site.

2.	In no event shall the Company use the Unit for collateral. In no event shall the Company place or cause the placement of any liens on either the Unit or against Kinectrics.
3.
The Unit is sold on an "as is-where is" basis with no guarantee, warranty or representation, express or implied, as to condition or description of the Unit, its merchantability, fitness for any purpose, or otherwise. The Company acknowledges that the Unit is a demonstration unit and is not a full scale commercial unit. The Company further acknowledges that it has been informed that the Unit has been in an idle and dismantled configuration for a prolonged period of time. Kinectrics is not responsible for any personal injury or property damage incurred as a result of use or handling of the Unit.

4.
The Company acknowledges that it has satisfied its due diligence with respect to the Unit, and understands that the sale in the Purchase Phase is final. The Company acknowledges that the purchase is based on the Company's own judgment, and further acknowledges that any information given by Kinectrics on the Units condition is given without any warranty as to its completeness or correctness. The Company expressly disclaims any reliance on information given by Kinectrics in making the purchase decision.

5.	Kinectrics is not responsible for the installation standards, safety or other potential liabilities associated with the transportation or use of the Unit.

INSTALLATION PHASE:

1.
The Company shall pay Kinectrics a non-refundable deposit of ten percent (10%) of the Sale Price or thirty seven thousand five hundred dollars ($37,500.00) on execution of this Agreement (the "Deposit"). This amount shall be applied to the Sale Price of the Unit The installation phase shall begin upon receipt of the Deposit and continue for a period up to and including receipt of the Initial Payment as set out in the Purchase Phase (the "Installation Phase").

2.
The Company shall allow a Personal Property Security Act lien (PPSA) to be placed against the Unit by Kinectrics until such time as the Sale Price is paid in full. The Company's only debtor Premier Capital agrees to subordinate its loan to W2 Energy and, together with W2 Energy, sign such documents as may be required in order to accommodate the PPSA. The Company agrees not to remove the Unit outside of the jurisdictional boundaries of the Province of Ontario Canada until the Company has paid Kinectrics in full for the Unit.

3.	The Deposit shall be paid and the PPSA put in place prior to the Unit being removed from Site.
4.	The Company shall remove the Unit from Kinectrics site, located at 800 Kipling Ave., Toronto, Ontario, Canada (the "Site") within ninety (90) days following the Effective Date of this Agreement
5.	The Company shall assemble or arrange for assembly of the Unit ("Assembled Unit"), making such modifications as may be necessary to bring the Unit into operation.
6.
The Company may elect to separately contract with Kinectrics, on a fee for service basis, to undertake a mutually agreed scope of work for the assembly of the Unit and Engineering support services at a location of its choosing, provided the specifications and amenities of such space are deemed by Kinectrics to be suitable for the required activities. All costs associated with such services, assembly and operation of the Unit shall be paid by the Company, including but not limited to obtaining required permits and/or certificates of authorization. Kinectrics will offer Engineering Support Services to the Company under a separate services agreement, a sample of which is attached to this Agreement as Schedule B.

7.
The Company shall be liable for the Unit from the time it is loaded onto transport at Site and such liability shall not cease except if the Unit is returned to Kinectrics' control at its Site following the Installation Phase.

PURCHASE PHASE:

1.
Kinectrics agrees to sell the Unit, located at 800 Kipling Ave., Toronto, Ontario, Canada (the "Site"), and title thereto, to the Company for the sum of three hundred and seventy five thousand dollars ($375,000.00) ("Sale Price"), less the Deposit.

2.	The remaining Sale Price of three hundred thirty seven thousand five hundred dollars ($337,500) plus Taxes payable shall be paid by the Company in installments as follows:
a.
Twenty percent (20%) of the Sale Price or Seventy five thousand dollars ($75,000.00) payable on the earlier of July 1, 2009; and thirty (30) days following written notice from the Company of its intention to move into the Purchase Phase (the "Initial Payment"); and

b.	Twenty percent (20%) of the Sale Price or or Seventy five thousand dollars ($75,000.00) payable thirty (60) days after the Initial Payment (the "Second Payment"); and
c.	Twenty five percent (25%) of the Sale Price or ninety three thousand and seven hundred fifty dollars ($93,750.00) payable sixty (60) days after the Second Payment (the "Third Payment"); and
d.	Twenty five percent (25%) of the Sale Price or ninety three thousand and seven hundred fifty dollars ($93,750.00) plus all applicable Taxes 60 days after the Third Payment date (the "Final Payment").
3.	The Company shall be permitted to remit early payment in full for the Unit at any time during the Purchase Phase without penalty.
4.
Unencumbered transfer of title and ownership of the Unit to the Company shall occur following Kinectrics' receipt of the Final Payment. Immediately upon transfer of such title and ownership to the Company, the Company agrees to indemnify and save Kinectrics harmless from any and all risk, claims for damages or injuries to any parties howsoever arising out of or associated with the Unit.

TERMINATION AND REPOSSESSION:

1.
Kinectrics may terminate this Agreement for default at any time prior to payment of the Sale Price in full. Upon receipt of notice of such termination, the Company shall immediately cease its use of the Unit and it shall be returned to Site at the Company's cost, Installments paid up to the date of termination (with the exception of the Deposit) will be returned to the Company less any amounts owing to Kinectrics related to the Unit and its return to Site.

2.
The Company shall not in any way impede Kinectrics' right to protect and/or take possession of its Unit in the event of such termination and in such event, the Company waives any and all interest in the Unit, including improvements.

GENERAL:

1.	All taxes applicable to the transactions of this Agreement are extra and shall be paid by the Company.
2.	Kinectrics agrees to not compete with the Company in the plasma field for gas to liquid processes.
3.	The Company agrees to grant Kinectrics preferred supplier status for development of future renewable energy applications of the Unit on a fee for service basis.
4.
Any attendance at Site by the Company is at the Company's own risk and the Company indemnifies and holds Kinectrics harmless for any and all liability for all damage or injury caused by the Company to any person(s).

5.
All expenses or liability associated with removal of the Unit from Site shall be at the sole expense and liability of the Company, including but not limited to removal and transport of the Unit in accordance with all applicable laws or regulations governing the disassembly, preparation, packaging, lifting and transportation.

6.
The Parties to this Agreement agree and acknowledge that this Agreement does not create a license, partnership, joint venture, or any other relationship between the Parties save the relationship set out herein before and solely for the limited purposes herein.

7.
Upon signing this Agreement the Company agrees to assume all risk arising out of its use of the Unit and to indemnify and hold harmless Kinectrics, its employees, agents and others acting in concert with it harmless and free from and against any claims, losses, or damages, whether in respect of personal injury, property damage, or other harm arising out of this Agreement.

8.	The currency of this Agreement is Canadian dollars.
9.	This Agreement shall be governed by the laws of the Province of Ontario.

W2 Energy, Inc.		Kinectrics Inc.

by:	/s/ Mike McLaren	by:	/s/ David Harris
Name:	Mike McLaren	Name:	David Harris
Title:	CEO	Title:	CEO
Date:	Feb. 2, 2009	Date:	Feb. 2, 2009
I have the authority to bind the corporation		I have the authority to bind the corporation

SCHEDULE A

1.	DC powered graphite electrode plasma furnace mounted on three transportable steel skids,containing:
i)	Pilot scale reactor (furnace) unit
ii)	Power supply
iii)	Control console
iv)	Electrode mast
v)	Cooling water tank
vi)	Two pumps
vii)	Spare electrodes
viii)	Screw auger

2.	Internal Combustion Engine Generator, Caterpillar Model 3408 TA, rated at 250 kW, 600 V, 3-phase, mounted in 40-ft trailer

3.	Additional ancillary equipment contained in 40-ft trailer containing the Internal Combustion Engine Generator